Exhibit 10.8

AQUA METALS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is entered into on August 9, 2021, to be effective on August 1, 2021 (“Effective Date”) between AQUA METALS, INC., a Delaware corporation (“Company”), and Benjamin Tarcker (“Employee”).

1.         EMPLOYMENT. Company hereby employs Employee in accordance with the terms of this Agreement and all the policies and procedures set forth in the Employee Handbook as in effect as of the date of this Agreement and as it may be modified or amended in the future (“Employee Manual”), and other Company policies or procedures currently in effect or subsequently implemented. Employee acknowledges that Employee is not employed for a specific term but is an at-will employee who may resign at any time without notice. Likewise, the Company may terminate the Employee at any time, with or without notice, and with or without cause or reason.

2.          TITLE AND WORK RESPONSIBILITIES

2.1         Employee shall be employed hereunder as Chief Engineering and Operating Officer of Company effective as of the date of this Agreement.

2.2         As Chief Engineering and Operating Officer, Employee shall be responsible for the executive management of the operations, engineering and research and development departments of the Company and such other duties and responsibilities as are typically associated with such position or may be assigned to Employee by the Chief Executive Officers or the the Board of Directors. .

2.3         Work assignments are made at the exclusive discretion of the Company and the Company has the absolute right to assign Employee new or different job duties as deemed appropriate by the Company.

2.4          Employee’s compensation and benefits under Sections 4.1 through 4.3 shall commence on the Effective Date.

3.        EMPLOYEE’S OBLIGATIONS. Employee covenants and agrees, as a condition of accepting or continuing employment with the Company, to all the terms and conditions in the Employee Manual, as amended, other agreements executed by Employee and all Company policies, procedures and other agreements now in existence or hereafter implemented, including, without limitation, the duty to:

3.1         Comply with all Company policies and procedures as set forth in the Employee Manual, policy and procedure manuals, safety manuals and other sources;

3.2         Devote his full time and attention to meet the requirements set forth in the job description which objectives or duties may change from time to time;

3.3         Follow the direction and recommendations of Company management, including the Chief Executive Officer and the Board of Directors;

3.4         Refrain from investing in any direct competitor of the Company except that Employee may at any time own beneficially up to one (1%) of the stock of any competing corporation whose securities are listed on a national securities exchange or regularly traded in the national over-the-counter-market; and

3.5         To observe and comply at all times with the provisions of the Company’s Insider Trading Policy (as amended, from time to time) and with every rule of law and every regulation in force in relation to dealings in stock, shares, debentures or other securities of the Company (including in relation to unpublished price sensitive information affecting such securities), in whatever jurisdiction, and to observe and comply with all laws and regulations of any stock exchange, market or dealing system in which such dealings take place.

4.           COMPENSATION

4.1         Salary. The Employee will be paid an annual salary of Two Hundred Fifty Thousand Dollars ($250,000). Salary shall be paid on a bi-weekly basis as adjusted from time to time. During employment, the Company will pay Employee the annual base salary in accordance with the terms of the Employee Manual less state and federal withholding and authorized deductions.

4.2         Bonuses. Employee shall be eligible to receive annual performance-based short-term incentive (STIP) bonuses of up to 50% of his then current salary based upon achievement of specific milestones established by the Compensation Committee (“Committee”) of the Board in advance and at its discretion. The bonus shall be paid, at the Company’s option, in cash or restricted stock units (“RSUs”) under the Company’s 2019 Stock Incentive Plan, as it may be amended from time to time, or any successor equity incentive plan (“Plan”). Employee shall be eligible to receive annual performance-based long-term incentive (LTIP) bonuses of up to 100%of his then current salary based upon achievement of specific milestones established by the Committee in advance and at its discretion. The LTIP bonus shall be paid in RSUs under the Plan.

4.3         Benefits. Employee shall be entitled to the insurance and employee benefits set forth in the Employee Manual and such other benefits that are made available generally to senior management of the Company (“Benefits”). The Company does not warrant that it will continue to offer the same or similar medical insurance benefits or other related Benefits in the future and reserves the right to modify, reduce or eliminate benefits at its sole discretion.

4.4         Severance on Termination in the Event of a Change of Control. The parties acknowledge having entered into that certain Change-of-Control Severance Agreement (“Severance Agreement”) of even date herewith and Employee’s rights to severance in accordance therwith. The Employee’s rights under the Severance Agreement are in addition to his rights under this Agreement and shall survive any modification or termnaition of this Agreement.

5.           CONFIDENTIAL INFORMATION, NON DISCLOSURE, AND TRADE SECRETS AGREEMENT

5.1         Employee acknowlegdes having entered into that certain Confidential Information, Non-Disclosure, and Trade Secrets Agreement (“Confidentiality Agreement”) dated March 3, 2020 and attached hereto as Exhibit A to this Agreement. Employee acknowledges and agrees to strictly comply with the terms of Confidentilaity Agreement during the term of this Agreement and following the termination of his employement with the Company, as provided for in the Confidentiality Agreement.

5.2         Employee shall not during his employment directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, which would be in competition with the Company, or which would prevent Employee from rendering the agreed services to Company during the tenure of his employment.

6.           TERMINATION.

6.1         Subject to Section 6.3, either party may terminate this Agreement at any time and for any resons effective upon written notice to the other party.

6.2         Upon the termination of this Agreement, (i) the Company shall pay Employee all salary and unreimbursed expenses accrued through date of termination and (ii) Employee shall return all Company’s property such as cell phones, lap tops, or other tangible and intangible property including, without limitation, customer lists, manuals, contract forms, documents or any other tangible or intangible documents or information used by the Company in the Employee’s possession at the time of termination, in a manner consistent with Company policy.

6.3         All the obligations set forth in Sections 4, 5.1, 6 and 7 shall survive the termination of the Agreement and the termination of Employee’s employment with the Company.

7.           MISCELLANEOUS

7.1         Notices. All notices required or permitted hereunder shall be in writing and deemed properly given when delivered in person to Employee or to a corporation officer of Company, as the case may be, or when deposited in the United States mail, postage prepaid and properly addressed to the party to be notified, if to Employee, to his residence, and if to Company, to its Secretary, at the home office, McCarran, Nevada, or to any such other address as shall have last been given by the party to be notified.

7.2         Parties Benefited. This Agreement shall inure to the benefit of, and be binding on Employee, his heirs, executors and administrators and on Company, its successors and assigns.

7.3         Assignments. This Agreement may be assigned at any time by Company to any related corporation or a successor corporation. In the event of such an assignment, the assignee corporation to which the Agreement is assigned shall automatically be substituted for the assignor Company for all intentions and purposes and to the same extent as if this assignee were the Company that had originally executed this Agreement. This is a personal contract and the Employee cannot assign or transfer all or any portion of the contract except that in the event of the Employee’s death the compensation due and owing the Employee can be paid in accordance with any assignment of death benefits.

7.4         Waiver. The waiver by either party of a default or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent default or breach.

7.5         Modifications. The provisions of this Agreement shall constitute the entire agreement between the parties, with respect to the specific terms set forth herein, and may only be modified by an agreement in writing signed by the party against whom enforcement is sought. Modifications to this Agreement do not change or alter the at-will status of the Employee.

7.6         Construction of Agreement. This Agreement shall be construed consistently with the terms and conditions of all other Company policies and procedures, which are referenced in this Agreement. If there is any conflict with the terms of this Agreement and Company policy or procedure, this Agreement shall be interpreted to comply with Company policies or procedures.

7.7         Supersedes Prior Agreements. This Agreement and all the terms hereof supersede all prior employment agreements executed by Employee but shall be interpreted consistent with the Employee Manual and other policies and procedures of the Company. This Agreement will be interpreted independently of any and all agreements executed by Employee pertaining to equity awards. Nothing in this Agreement shall be deemed to modify or supersede the Confidentiality Agreement or the Severance Agreement.

7.8         Attorneys Fees. The prevailing party in any action brought to enforce this Agreement may recover reasonable attorneys’ fees and costs including all costs and fees incurred in the preparation, trial and appeal of an action brought to enforce this Agreement.

7.9         Applicable Law. It is the intent of the parties that all provisions of this Agreement be enforced to the fullest extent permissible under the law and public policy of the state of Nevada, unless prohibited by law in which case this Agreement shall be enforced in accordance with the laws where the action for enforcement is filed. If any section is determined by a court of law to be unenforceable, that section shall be severed from the Agreement and the balance of the Agreement shall be enforced according to its terms.

8.           EMPLOYEE CERTIFICATION. Employee hereby certifies that he has had an adequate opportunity to review, and understands all the terms and conditions of, this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

EMPLOYEE

/s/ Benjamin Taecker
Benjamin Taecker

COMPANY

Aqua Metals, Inc.,
A Delaware corporation

By: /s/ Stephen Cotton
Stephen Cotton, President and CEO

CHANGE-OF-CONTROL SEVERANCE AGREEMENT

THIS CHANGE-OF-CONTROL SEVERANCE AGREEMENT (“Agreement”) is entered into this 9th day of August 2021 between Benjamin Taecker (“Employee”) and Aqua Metals, Inc., a Delaware corporation (“Company”).

R E C I T A L S

A.    The Company considers the retention of certain employees to be important to protecting and enhancing its best interests;

B.    The Company has determined that appropriate steps should be taken to reinforce and encourage the Employee’s continued attention and dedication as an employee to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change of control of the Company.

A G R E E M E N T

NOW THEREFORE, the parties, in consideration of the promises and the mutual covenants and agreements contained herein, mutually agree and covenant as follows:

SECTION 1.  DEFINITIONS

The following words and terms used in this Agreement shall have the following meanings:

1.1	“Cause” shall have the meaning given to it in Section 2.3 of the Company’s 2019 Stock Incentive Plan (“Plan”).

1.2	“Change of Control” shall have the meaning given to it in Section 2.4 of the Plan.

1.3

“Date of Termination” means the date the Employee’s employment is terminated by the Company without Cause or by the Employee with Good Reason, provided such termination constitutes a separation from service as defined in Section 409A of the U.S. Internal Revenue Code.

1.4	“Disability” shall have the meaning given to it in Section 2.8 of the Plan.

1.5

“Good Reason” means the continued occurrence of any of the following conditions without Employee’s consent after the Employee has given the Company written notice of such condition within thirty (30) days following the initial existence of the condition, and the Company has failed to cure such condition within thirty (30) days of the date it received notice of the condition:

(a)          A material reduction by the Company in the Employee’s base salary as in effect immediately prior to the Change of Control; or

(b)         The Company assigns to the Employee primary duties and responsibilities that are materially inconsistent with the Employee’s primary duties and responsibilities immediately prior to the Change of Control; or

(c)         The Company unilaterally relocating the Employee’s principal location for performing services more than fifty (50) miles from the Employee's work location immediately prior to the Change of Control.

1.6	“Protected Period” means the 12-month period immediately following a Change of Control.

1.7	“Termination Benefit” means those benefits described in Section 2 of the Agreement.

SECTION 2.  BENEFITS UPON TERMINATION OF EMPLOYMENT

2.1

General.  If, during the Protected Period following a Change in Control, the Employee's employment is terminated either (i) by the Company (other than for Cause, Disability or death), or (ii) by the Employee for Good Reason, then the Employee (or his estate or personal representative), shall be entitled to the following Termination Benefits:

(a)

The Company shall promptly pay the Employee his full base salary in effect at the time notice of termination is given (“Salary”) through the Date of Termination, plus (i) any vacation earned but not taken, (ii) an additional 18 months Salary and (iii) 150% of Employee’s target annual bonus incentive for the then current year; and

(b)	The acceleration of vesting or settlement of all outstanding equity awards that are subject to the vesting, risk of forfeiture or settlement.

2.2

Except as otherwise provided under applicable law or a separate written agreement between Employee and the Company, the Employee shall not be entitled to any further termination payments, damages or compensation whatsoever.

2.3

The Company’s obligation to make payments and benefits in Section 2.1 is conditioned upon Employee timely signing and returning to the Company (and not revoking) a release agreement in a form satisfactory to the Company (which shall include, but not be limited to, a full release of claims of Employee’s claims against the Company) and on Employee’s continued compliance with Employee’s obligations to the Company that survive termination of his employment under his Executive Employment Agreement with the Company of even date herewith, including the Confidential Information, Non-Disclosure, and Trade Secrets Agreement referred to therein.

SECTION 3.  MISCELLANEOUS

3.1         Notice. All notices, elections, waivers and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, to such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

3.2         No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and an authorized officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

3.3         Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

3.4         Assignability. This Agreement, and benefits provided under it, may not be assigned by the Employee. Any benefits otherwise payable to the Employee that have not been paid at Employee’s death will be paid to Employee’s designee or, if there is no such designee, to his estate. Without in any way limiting the rights of the Company to assign this Agreement, it is expressly understood and agreed that the Company shall have the right to assign this Agreement to any other entity to which the business of the Company is transferred, in whole or in part, which thereafter carries on the business of the Company.

3.5         Modification of Agreement. Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

3.6         Taxes.          All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

3.7         Supersedes Prior Agreements. This Agreement and all the terms hereof supersede the Change of Control Agreement executed by Employee on April 15, 2019 but shall be interpreted consistent with the Employee Manual and other policies and procedures of the Company. This Agreement will be interpreted independently of any and all agreements executed by Employee pertaining to equity awards. Nothing in this Agreement shall be deemed to modify or supersede the Confidentiality Agreement or Executive Employment Agreement dated August 9, 2021.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

“COMPANY”

AQUA METALS, INC.
a Delaware corporation

By: /s/ Stephen Cotton
Stephen Cotton, President and CEO

“EMPLOYEE”

/s/ Benjamin Taecker
Benjamin Taecker